Filed Pursuant to Rule 424(b)(5)

Registration No. 333-280658

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated July 12, 2024)

Up to $15,000,000

Ordinary Shares

This prospectus supplement amends and supplements the information in the prospectus, dated July 12, 2024, filed with the Securities and Exchange Commission as a part of our registration statement on Form F-3 (File No. 333-280658), or the Registration Statement, as previously supplemented by our prospectus supplement dated November 8, 2024, or collectively the Prior Prospectus, relating to the offer and sale of up to $8,250,000 of our ordinary shares, no par value, or Ordinary Shares, pursuant to the sales agreement, or the Sales Agreement, with Oppenheimer & Co. Inc., or Oppenheimer, dated November 8, 2024. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this prospectus supplement to supplement and amend, as of November 26, 2025, the Prior Prospectus to increase the maximum aggregate offering price of our Ordinary Shares that may be offered, issued and sold under the Sales Agreement from $8,250,000 to $15,000,000. Accordingly, under the Prior Prospectus, as amended by this prospectus supplement, we may now offer and sell Ordinary Shares having a maximum aggregate offering price of up to $15,000,000.

Sales of our Ordinary Shares, if any, under the Prior Prospectus and this prospectus supplement, may be made in sales deemed to be “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. Oppenheimer is not required to sell any specific number or dollar amount of securities but will act as a sales agent on a best efforts basis and will use commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Oppenheimer and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Oppenheimer will be entitled to compensation at a commission rate of 3.0% of the gross sales price per share sold pursuant to the terms of the Sales Agreement. We have also agreed to reimburse Oppenheimer for certain specified expenses, including the fees and disbursements of its legal counsel, in an amount not to exceed $40,000. See “Plan of Distribution” beginning on page S-10 of the Prior Prospectus for additional information regarding the compensation to be paid to Oppenheimer. In connection with the sale of our Ordinary Shares on our behalf, Oppenheimer will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Oppenheimer will be deemed to be underwriting commissions or discounts. We also have agreed to provide indemnification and contribution to Oppenheimer with respect to certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended.

Our Ordinary Shares are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “PYPD”. On November 25, 2025, the last reported sale price of our Ordinary Shares on Nasdaq was $3.68 per Ordinary Share.

The aggregate market value of our Ordinary Shares held by non-affiliates as of November 25, 2025, pursuant to General Instruction I.B.5 of Form F-3 is $65,953,832 which was calculated based on 17,175,477 Ordinary Shares outstanding held by non-affiliates and at a price of $3.84 per Ordinary Share, the closing price of our Ordinary Shares on October 30, 2025. We have sold an aggregate of approximately $4,951,833 of securities, including amounts sold under the Prior Prospectus, pursuant to General Instruction I.B.5. of Form F-3 during the 12-calendar month calendar period that ends on, and includes, the date of this prospectus supplement.

Investing in our Ordinary Shares involves risk. See “Risk Factors” beginning on page S-3 of the Prior Prospectus and in the documents incorporated by reference into the Prior Prospectus for a discussion of information that should be considered in connection with an investment in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus, this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Oppenheimer & Co.

The date of this prospectus supplement is November 26, 2025.